UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2024

ATHENE HOLDING LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-37963	98-0630022
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
7700 Mills Civic Pkwy
West Des Moines, Iowa 50266
1 (515) 342-4678

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Depositary Shares, each representing a 1/1,000th interest in a 6.35% Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series A	ATHPrA	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 5.625% Fixed Rate Perpetual Non-Cumulative Preferred Stock, Series B	ATHPrB	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 6.375% Fixed-Rate Reset Perpetual Non-Cumulative Preferred Stock, Series C	ATHPrC	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 4.875% Fixed-Rate Perpetual Non-Cumulative Preferred Stock, Series D	ATHPrD	New York Stock Exchange

Depositary Shares, each representing a 1/1,000th interest in a 7.75% Fixed-Rate Reset Perpetual Non-Cumulative Preferred Stock, Series E	ATHPrE	New York Stock Exchange

7.250% Fixed-Rate Reset Junior Subordinated Debentures due 2064	ATHS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On June 28, 2024, Athene Holding Ltd. (“AHL” or the “Company”) and Athene Life Re Ltd., a wholly-owned indirect subsidiary of the Company (“Athene Life Re” and, together with the Company, the “Borrowers” and individually, a “Borrower”), entered into a credit agreement with a syndicate of banks, including Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”), and the other lenders named therein (the “Credit Agreement”), which replaces the 364-Day Credit Agreement among the Borrowers and the Administrative Agent dated June 30, 2023. The Credit Agreement allows for borrowings of up to $2.60 billion, subject to being increased to up to $3.10 billion on the terms described in the Credit Agreement, on a revolving basis.

The Credit Agreement is being entered into to facilitate and optimize the Borrowers’ available financing commitments for liquidity and working capital needs to meet short-term cash flow and investment timing differences of the Borrowers and certain of their subsidiaries. The Borrowers expect to utilize borrowings under the Credit Agreement on a regular basis in the ordinary course of business.

The Credit Agreement is unsecured and has a commitment termination date of June 27, 2025, subject to any extensions of additional 364-day periods with the consent of extending lenders and/or “term-out” of outstanding loans (by which, at the election of the Company, the outstanding loans may be converted to term loans which shall have a maturity of up to one year after the original maturity date), in each case in accordance with the terms of the Credit Agreement. In connection with the Credit Agreement, Athene Life Re entered into a Guaranty, dated as of June 28, 2024 (the “Guaranty”), with the Administrative Agent, pursuant to which Athene Life Re guaranteed all of the obligations of the Company under and in respect of the Credit Agreement and the other loan documents related thereto. Interest accrues on outstanding borrowings under the Credit Agreement at a rate per annum equal to either: (i) the Adjusted Term SOFR (as defined in the Credit Agreement) plus a margin determined on a sliding scale from 1.000% to 1.250% based on the Financial Strength Rating (as defined in the Credit Agreement) of Athene Life Re (currently 1.100%) or (ii) the Base Rate (as defined in the Credit Agreement) plus a margin determined on a sliding scale from 0.000% to 0.250% based on the Financial Strength Rating of Athene Life Re (currently 0.100%). Under the Credit Agreement, the Borrowers pay a fee on undrawn commitments on a sliding scale from 0.100% to 0.175% based on the Financial Strength Rating of Athene Life Re (currently 0.125%). These fees adjust automatically in the event of the public announcement of a change in Athene Life Re’s Financial Strength Rating.

The Credit Agreement contains a number of customary representations and warranties and affirmative and negative covenants, including covenants restricting, subject to certain exceptions, the following:

•the ability to create liens on the Borrowers’ assets and on the equity interests of material subsidiaries;
•the ability of any Borrower or any material subsidiary to make fundamental changes;
•the ability of any Borrower or any subsidiary to engage in certain transactions with affiliates; and
•the ability to make changes in the nature of the Borrowers’ business.

The Credit Agreement also includes a financial covenant consisting of a requirement for Athene Life Re to maintain a minimum Consolidated Net Worth (as defined in the Credit Agreement) equal to $10,167,370,000. Further, the Credit Agreement contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Credit Agreement provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

The foregoing description of the Credit Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the complete text of the Credit Agreement and the Guaranty, which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2024.

Item 1.02     Termination of a Material Definitive Agreement.

Effective as of June 28, 2024, the Credit Agreement replaced the Credit Agreement dated as of June 30, 2023 among the Company, Athene Life Re and the banks party thereto and Wells Fargo Bank, National Association, as administrative agent (the “Expired Credit Agreement”) and the commitments under the Expired Credit Agreement have expired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date:	June 28, 2024	/s/ Martin P. Klein
Martin P. Klein
Executive Vice President and Chief Financial Officer